Exhibit 99.1

Itron Settles Patent Infringement Litigation

    SPOKANE, Wash.--(BUSINESS WIRE)--Oct. 15, 2003--Itron, Inc. (Nasdaq:ITRI) announced today that it has entered into a settlement agreement with Ralph Benghiat, an individual, that resolves all outstanding Benghiat patent litigation issues and assigns ownership of Mr. Benghiat's patent to Itron.
    On December 20, 2002, a jury in Minneapolis found that Itron's manual entry handheld meter reading devices infringed a patent owned by Mr. Benghiat and awarded Mr. Benghiat damages of $7.4 million. On August 29, 2003, the Court issued an injunction prohibiting sales of the accused products and awarded Benghiat interest on the verdict, which Itron estimated to be approximately $2 million.
    According to the terms of the settlement, Itron will pay Benghiat $7.9 million to settle all payments to Benghiat for royalties, interest, attorney's fees and any other items. The agreement also specifies that ownership of the patent will be transferred to Itron. Itron had previously recorded a $7.4 million pre-tax charge for the amount of the jury's award in December 2002 and will record an additional $500,000 charge in the third quarter of 2003.
    "While we continue to believe that our products do not infringe the Benghiat patent, this settlement will allow us to focus our efforts and resources in a positive direction for our customers, employees and shareholders," said LeRoy Nosbaum, chairman and CEO of Itron.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, web-based workforce automation, C&I customer care and residential energy management. To know more, start here: www.itron.com.

    CONTACT: Itron, Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com